Exhibit 10.5

EXHIBIT A-1

This Project No. 01 (the “Project”) entitled “GeneType  Pilot Study(ies):  Design and Feasibility”  is dated as of 13tl’ September, 2019 (the “Effective Date”), and shall be undertaken under that certain Master Collaboration Agreement (the “Agreement”) by and between Genetic Technologies Limited (“GTG”) and The Translational Genomics Research Institute (“TGen”), dated as of 13 th September, 2019 and incorporated into the Agreement as an Exhibit. Each of GTG and TGen  may hereafter  be referred  to in this Project individually as a “Party’’ and collectively  as the “Parties.”  This  Project shall  commence on  the Effective Date and continue until the end date of the tenn of the Project, listed below.

Title of the Project:	GeneType Pilot Study(ies): Design and Feasibility

GTGPI:	Dr. Richard Allman

PROJECT LEADERS:	Drs. Richard Allman and David Duggan

TGEN PI	Dr. David Duggan

Term of Project:	3 months from Effective Date

A.            GENERAL OVERVIEW:

Genetic risk scores (GRSs) including those developed by GTG and published by TGen are known to have clinical validity as supported by the peer-reviewed literature in both  breadth  and  depth.  The literature supports how genetic risk score(s) being analyzed are related to tl1e risk of developing a specific disease and a person’s future clinical status and distinguish individuals with a specific disease when compared to healthy individuals for a number of diseases today.

The purpose of this Project is to design studies to support the translation  of GRSs  to  the clinic and the clinical utility. In the narrow sense, clinical utility refers to the ability of a screening test to prevent or ameliorate adverse health outcomes such as mortality, morbidity, or disability through adoption of efficacious treatments conditioned on test results [Khoury MJ Genet Med 2003 ;5:261-268]. In the broad sense, any use of a test result to inform clinical decision-making and to influence outcomes not directly related to health status including outcomes important to individuals and families are considered as constituting evidence of clinical utility [Grosse et al. Genetics in Medicine 2006;8:448-450]. From the clinical perspective, earlier and/or more frequent screening and/or risk reduction via therapeutic intervention, for example, may constitute the basis of clinical utility, even absent data on health outcomes.

The ability to predict the risk of developing a disorder at a later time may be viewed by many people as important benefits even in the absence of specific interventions to reduce morbidity or mortality. For example, a survey of preferences for adult cancer screenings reported that the majority of respondents considered screening to be of value even if positive test results would not lead to any change in action or outcomes and regardless of invasive procedures after false-positive screens [Schwartz et al. JAMA 2004;291:71-78].

With this as background, the goal of thi s Project is to design and assess feasibility of clinical research studies to support the clinic utility of the GRSs as described in greater detail below.

B.            DELIVERABLES

Ultimately, GTG wishes to partner with TGen to conduct clinical  research  study(ies)  with one or more of its current healthcare partners or a yet to be identified healthcare partner suggested by TGen or

GTG. The main objective of the study(ies) will focus on the clinical utility of the GeneType Breast and Colorectal Cancer GRSs tests developed by GTG.

Data will be collected as part of this research, including any data regarding the benefits and risks that accrue from both positive and negative results, and is key before a genetic test like GeneType Breast and Colorectal Cancer can be generally accepted in clinical practice . Questions of interest include but are not limited to: (1) patient acceptance, (2) physician acceptance , (3) changes to clinical management (e.g., is  the physician acting on the information provided in the report), (4) is the intervention changing (a) screening rates, (b) prevention approach(es), (5) detection rates, and or (6) identifying disease at an earlier stages.

The goals of this Project will focus on (i) identifying the specific clinical utility question(s), (ii) determining the requirements and resources needs for the specific clinical utility question(s), and (iii) feasibility discussions with potential third party partners (e.g., healthcare providers) where the clinical studies will be performed. Once a healthcare partner(s) has been identified and agreed to be a partner, subsequent project(s) will focus on operationalizing and implementation of the study(ies) at one or more sites.

lProject Reporting

TGen will provide a written report (the “Report”) documenting the following outcomes:

1.              Specific clinical utility questions

2.              Requirements and resources required for execution of that study(ies)

3.              Confirmation of 3rd party physician “willingness to participate”

4.              Any physician feedback regarding study designs and logistics

5.              Identification of any supporting documentation or materials required to initiate the pilot studies

Both Parties WILL PERFORM THE FOLLOWING SERVICES & DELIVERABLES:

1.              Identify the exact clinical utility question(s) for study

2.              Describe the experimental design(s) for either GeneType Breast Cancer or GeneType Colorectal Cancer or both

3.              Identify potential third party clinical partner(s)

4.              Assess interest level from third party partner(s)to participate in a study

5.              Secure commitment from third party partner(s) to participate in study discussions

TGen WILL PERFORM THE FOLLOWING SERVICES & DELIVERABLES:

1.              Travel to third party partner(s) site(s) for in-person meetings

2.              Determine the preliminary resources and requirements needed to operationalize and execute the study(ies)

3.              Provide project management support

4.              Provide cost estimate support

GTG WILL PERFORM THE FOLLOWING ACTIVITIES TO FACILITATE DELIVERABLES FROMTGEN.

1.              Provide evidence in support of the clinical validity for GeneType Breast Cancer and GeneType Colorectal Cancer

2.              Provide budgetary support listed below in Section C.

C.            COST

In exchange for the services detailed throughout and requested by GTG ofTGen, TGen is requesting budgetary support of $125,000.

Note: Costs for any third party participation in the Project are not included in these costs and will be estimated by third party once third party has been identified and contracted. These costs to be mutually agreed upon by the Parties prior to being incurred.

Payment Schedule:

•                  $62,500 to be paid to TGen on Effective Date

•                  $62,500 to be paid to TGen upon receipt by GTG of the Report, in form and substance satisfactory to GTG.

D.            Term:

The Term of the Project is 3 months from execution of this Exhibit A-1.

This Exhibit A-1 is executed effective as of the date set forth above :

Executed by Genetic Technologies Limited ACN 009 212 328 in accordance with section 127(1) of the Corporations Act 2001 (Cth) by:

/s/ Richard Allman
Signature of Chief Scientific Officer	Signature of Director /Company Chairman
Full name: Richard Allman
Full name: Paul Kasian
Executed by The Translational Genomics Research Institute by:

/s/ Tess R. Burleson
Tess R. Burleson
Chief Operating Officer

9/19/2019
Date (print)